Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Contacts: David Olson

818.676.6978

david.w.olson@healthnet.com

Michael Engelhard

818.676.7620

michael.engelhard@healthnet.com

STEPHEN LYNCH NAMED PRESIDENT OF HEALTH NET OF CALIFORNIA

LOS ANGELES, February 9, 2005 – Health Net, Inc. (NYSE: HNT) today announced the appointment of Stephen Lynch as president of Regional Health Plans and Health Net of California, the company’s largest health plan subsidiary.

Lynch now assumes day-to-day control of the company’s Western Division, incorporating both its California and Oregon health plans. He was named chief operating officer, Western Region in June 2004. Lynch joined the company in August 2001 as president of Health Net of Oregon. In his new role he will report to Jay Gellert, president and chief executive officer of Health Net.

“Steve did an outstanding job in Oregon and he’s had a very real impact on California in just a few short months. We are pleased he now has the reins and look forward to further operating improvements in both California and Oregon under his capable leadership,” Gellert said.

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 6.5 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE programs. Health Net’s subsidiaries also offer managed health care products related to behavioral health and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

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